UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2010

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697	06-1449146
(Commission File Number)	(IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2010, Republic Airways Holdings Inc. (the “Company”) entered into a third amended and restated employment agreement with each of Bryan K. Bedford, Chairman, President and Chief Executive Officer of the Company, and Wayne C. Heller, Executive Vice President and Chief Operating Officer of the Company.

Pursuant to the new employment agreements, the term of Mr. Bedford’s and Mr. Heller’s employment with the Company is extended until December 31, 2013.  However, the Company may terminate the agreement upon giving 30 days notice and the executive may terminate the agreement upon giving 180 days notice, which notice may not be given prior to June 30, 2011.

Pursuant to the new employment agreement with Mr. Bedford, Mr. Bedford’s base salary shall remain $450,000.  In addition to the base salary, Mr. Bedford will have an annual bonus opportunity target equal to 100% of his salary for the year.  The amount of the annual bonus may be more or less than the target amount, but not more than 200% of Mr. Bedford’s salary for the year, and will be determined, in its sole discretion, by the Compensation Committee based upon certain performance measures which shall be determined by the Board of Directors.

Pursuant to the new employment agreement with Mr. Heller, Mr. Heller’s shall receive an increase in base salary from $225,000 to $300,000.  In addition to the base salary, Mr. Heller will have an annual bonus opportunity target equal to 75% of his salary for the year.  The amount of the annual bonus may be more or less than the target amount, but not more than 150% of Mr. Heller’s salary for the year, and will be determined, in its sole discretion, by the Compensation Committee based upon certain performance measures which shall be determined by the Board of Directors.

Each employment agreement provides for severance compensation of two times base salary and two times bonus paid to the executive for the Company’s last calendar year upon the occurrence of certain events, including a change in control of the Company, death or disability, or termination by the executive for good reason.  Upon failure to renew the agreement, each employment agreement provides for a payment of one times base salary and one times the executive’s target bonus then in effect.  The amendments also provide for the lifetime continuation of medical and travel benefits upon the occurrence of certain termination events.

In connection with the new employment agreements, the Company granted to Mr. Bedford options to purchase 60,000 shares, and granted to Mr. Heller options to purchase 80,000 shares, of the Company’s common stock at an exercise price per share equal to $9.25, the closing price of the Company’s common stock on The NASDAQ Global Select Market on November 2, 2010, the grant date.  One-third of these stock options vest on each of the next three anniversaries of November 2, 2010.

The Company also granted to Mr. Bedford 120,000 shares of restricted stock, and granted to Mr. Heller 40,000 shares of restricted stock, at a price per share equal to the par value thereof, which shall vest on each of the next three anniversaries of November 2, 2010.

Copies of the Third Amended and Restated Employment Agreement with each of Mr. Bedford and Mr. Heller are attached hereto as Exhibit 10.33 and Exhibit 10.35, respectively.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

10.33	Third Amended and Restated Employment Agreement by and between the Company and Bryan K. Bedford dated as of November 2, 2010.

10.35	Third Amended and Restated Employment Agreement by and between the Company and Wayne C. Heller dated as of November 2, 2010.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

Dated: November 3, 2010	By:	/s/ Bryan K. Bedford
Name: Bryan K. Bedford
Title: President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.33	Third Amended and Restated Employment Agreement by and between the Company and Bryan K. Bedford dated as of November 2, 2010.

10.35	Third Amended and Restated Employment Agreement by and between the Company and Wayne C. Heller dated as of November 2, 2010.